Exhibit 99.1

Can-Cal Resources, is pleased to announce the appointment Richmond Graham to the Can-Cal Advisory Board

Red Deer, Alberta, Canada / March 31, 2020 / Can-Cal Resources Ltd. (OTC Pink:CCRE) (“Can-Cal” or the “Company”), based in Red Deer, Alberta, Canada, announced today, that the Board of Directors of Can-Cal is pleased to appointed Richmond (Dick) Graham to the Can-Cal Advisory Board.

With over 25 years of mineral and energy development experience and consulting experience to boards and management teams Mr. Graham brings experience that is well suited to Can-Cal. Richmond’s past private and public company experience is rich in senior management and board roles. His experience includes the Board of Moss Lake Gold Mines (TSXV.MOK sold to Wesdome), Officer of Landis Energy (TSXV.LIS formerly Landis Mining sold to AltaGas TSX.ALA), Co-Founder/President/CEO/Board member of Banyan Gold Corp (TSXV.BYN). He currently provides advisory services to Boards and sits on the Boards of private international and North American companies. In addition, he Chairs the Saskatchewan Science Center Board of Directors and is active on other charity boards.

Mr. Graham is a Professional Engineer (P.Eng.), Project Management Professional (PMP), Certified Management Consultant (CMC), and holds the designation of ICD.D from the Institute of Corporate Directors.  Richmond is a graduate of Saskatchewan Polytech (Diploma Mechanical Engineering Technology), Lakehead University (B.Eng.), and Royal Roads University (MBA).

“We could not be more pleased to have Richmond join Can-Cal’s Advisory Board” stated Casey Douglass, Chairman of the Can-Cal Board of Directors. “The depth of his knowledge and experience in the industry adds great breadth and depth to the Can-Cal Team.”

“I strongly believe that Can-Cal is well positioned to create exceptional shareholder value and I look forward to helping unlock that potential.” stated Richmond Graham.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, opinions, beliefs or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Can-Cal believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks described in Can-Cal’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance. Actual results or developments may differ materially from those projected and investors should not purchase the stock of Can-Cal if they cannot withstand the loss of their entire investment. The forward-looking statements in this press release are made as of the date hereof. The Company undertakes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.